For Release:         Immediately
Contact:                 Mark Cummins (Investors)                                            215.256.5025                           mcummins@harleysvillegroup.com
Randy Buckwalter (Media)                                            215.256.5288                           rbuckwalter@harleysvillegroup.com

HARLEYSVILLE GROUP COMMENTS ON IMPACT OF SECOND QUARTER CATASTROPHES AND WEATHER-RELATED LOSSES

HARLEYSVILLE, PA—July 19, 2011—Harleysville Group Inc. (NASDAQ: HGIC) today announced that an unusually high level of catastrophe storm activity and weather-related losses will impact its second quarter results. The company expects to report approximately $34 million in pretax catastrophe losses related to the second quarter storms, resulting in an operating and net loss1 in the range of $0.40 to $0.46 per share. At the same time, Harleysville Group anticipates a statutory combined ratio2 of approximately 125 percent, which reflects approximately 17 points of catastrophe losses. In the second quarter of 2010, Harleysville Group reported operating income of $0.61 per share and a statutory combined ratio of 101.3 percent, which reflected 3.8 points of catastrophe losses. Both years’ catastrophe losses exceed the company’s long-term average. Harleysville Group expects to announce its second quarter results on August 8.
                “During the second quarter, we experienced significant tornado, hail and windstorm activity—some of which did not meet the catastrophe loss definition—across all geographic regions,” commented Michael L. Browne, Harleysville Group’s president and chief executive officer. “The effects of these storms were tragic for many of our policyholders, as they were forced out of their homes and businesses, and their possessions were destroyed. At a time when they are counting on us the most, we are confident that we are well positioned to deliver on our commitment to our agents and policyholders because of our outstanding financial strength and excellent claims service.”
Harleysville Insurance is a leading super-regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 70 U.S. property/casualty insurance groups based on net written premiums. As a Trusted Choice® company partner, Harleysville distributes its products exclusively through a network of independent agents primarily across 32 states. Harleysville is ranked #21 in the most recent InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and has been included on the list in each of the last five years. Harleysville Mutual Insurance Company owns approximately 54 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Group has paid a dividend every quarter since the company went public in 1986, and was recognized with a 2010 Mergent Dividend Achiever Award for its long-term history of dividend increases. Further information can be found on the company’s website at www.harleysvillegroup.com.

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Harleysville Group comments on impact of second quarter catastrophes and weather-related losses
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Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results, including operating return on equity, premium growth and underwriting results, could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; reduced economic activity; the insurance product pricing environment; changes in applicable law and accounting standards; government regulation and changes therein that may impede the ability to charge adequate rates or to do business; performance of and instability in the financial markets; investment losses; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

1 Operating income (loss) is a non-GAAP financial measure defined by the company as net income (loss) excluding after-tax realized gains and losses on investments.
2 Statutory combined ratio is a non-GAAP measure of underwriting profitability and is based on numbers determined under statutory accounting practices as filed with state insurance regulators. It is the sum of the ratio of losses and loss settlement expenses to premiums earned plus the ratio of underwriting expenses to premiums written. A ratio of less than 100 percent indicates underwriting profitability.

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